Exhibit 10.58

128 Sidney Street, Cambridge, MA 02139-4239	TEL: (617) 995-2500 FAX: (617) 995-2510

April 18, 2005

Daniel M. Junius

140 Mack Hill Road

Amherst, NH 03031

Dear Dan:

I am delighted to offer you the full-time position of Chief Financial Officer and Senior Vice President, Finance at ImmunoGen, Inc (“ImmunoGen” or the “Company”).  Your employment will commence on May 9, 2005, and you shall initially be paid at a bi-weekly rate of $11,538.46, which annualized equals $300,000.00 per year, less applicable federal, state and/or local payroll and withholding taxes.

Also in consideration of your employment by the Company, we will recommend to the Board of Directors, for their approval, a grant of 200,000 stock options under the Company’s Stock Option Plan.  Your options will vest at a rate of 25 percent per year for four years beginning on the first anniversary of your effective date of employment with ImmunoGen.  The exercise price for these options will be the closing sale price of the Company’s Common Stock as listed on the NASDAQ on your effective date of employment.

You will also be entitled to participate in the Company’s benefit plans to the same extent as, and subject to the same terms, conditions and limitations as a generally applicable to, full-time employees of ImmunoGen of similar rank and tenure.  These benefits currently include, paid vacation time, life, health, dental and disability insurance.  With respect to your annual vacation allotment, however, you will be able to accrue up to five (5) weeks of paid vacation per year.  For a more detailed understanding of the benefits and the eligibility requirements, please consult the summary plan descriptions for the programs that will be made available to you. Please note that your compensation and or benefits may be modified in any way, at any time, by ImmunoGen at its sole discretion, with or without prior notice.

Your duties as an employee of the Company shall be as determined by me in consultation with you, and you agree to devote your best efforts and full business time to the performance of such responsibilities.  In addition, you will be eligible for an annual bonus of up to 35% of your annual salary.  Bonuses are at the discretion of the Board of Directors, and are based on Company and individual performance.

In addition, ImmunoGen is required by the Immigration and Naturalization Service to verify that each employee is eligible to work in the United States.  To that end, a list of acceptable forms of identification is attached.  Please bring with you one item on List A, or a combination of one item on List B and List C.  This verification must occur by the third day of your employment.

In the event your employment is terminated by the Company without Cause, you will be eligible to receive payments in an amount equal to twelve (12) months of your annual Base Salary in effect immediately prior to such termination.  Such payments would be made by the Company in accordance with its then established payroll practices and would be less any applicable federal, state, local or other employment-related deductions.  Such payments would be contingent upon you signing and complying with the terms of a separation agreement following your separation from the Company, which agreement would contain, among other obligations, a release of claims, a return of all Company property and re-payment of any amounts owed by you to the Company, continued compliance with your obligations under any confidentiality and work product agreement(s) signed by you, and non-disparagement obligations.

For purposes of this provision, “Cause” shall mean: (a) the continued failure substantially to perform your duties and responsibilities hereunder; provided, however, that you first shall be provided with written notice of the Company’s intention to terminate your employment for Cause and you shall have ten (10) days from the date of such notice to cure such non-performance to the Company’s satisfaction, if curable; (b) any willful misconduct or gross negligence which materially injures or threatens to injure the Company’s business or reputation, monetarily or otherwise; (c) your material violation of a Company policy (including but not limited to policies regarding discrimination, harassment, or violence); (d) your willful violation of a material provision of the terms of your Proprietary Information and Inventions Agreement; (e) your conviction of a crime, in connection with the performance of your duties and responsibilities hereunder, or which otherwise materially and adversely affects your ability to perform such duties and responsibilities, or which materially and adversely affects or threatens to affect the business or reputation of the Company; or (f) any other conduct that constitutes cause as that term has been defined by Massachusetts law.

While we anticipate that our relationship will be a long and mutually rewarding one, your employment, of course, will be at-will, terminable by either you or the Company at any time, for any or no reason, with or without prior notice or cause.  On your first day of employment, you will be required to sign both our Proprietary Information and Inventions Agreement and the Company’s Insider Trading Policy, acknowledging that you understand and agree to be bound by these agreements.  Copies of each are enclosed. You are also asked to acknowledge and agree that your employment by the Company will not violate any agreement, which you may have with any third party.  Please acknowledge your understanding and agreement with the terms of your employment as set forth in this letter by signing below.

I look forward to a long and productive relationship with you.

Sincerely,

/s/ Mitchel Sayare
Mitchel Sayare

Acknowledged and Agreed to:

/s/ Daniel M. Junius	9/25/05
Daniel M. Junius	Date

MS/lb

Enclosure